                                                                      EXHIBIT 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
HEI Preferred Funding, LP
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)



                                                   For the period February 4, 1997 (inception)
                                                               to March 31, 1997
                                                 ------------------------------------------------
                                                     Hawaiian Electric
                                                     Industries Capital        HEI Preferred
(dollars in thousands)                                    Trust I               Funding, LP
-------------------------------------------------------------------------------------------------
Earnings...............................................    $1,317                  $1,534
                                                          =======                 =======


Fixed charges..........................................    $   --                  $   --
Preferred securities distribution requirements.........     1,277                   1,317
                                                           ------                  ------

TOTAL COMBINED FIXED CHARGES AND PREFERRED
   SECURITIES DISTRIBUTIONS............................    $1,277                  $1,317
                                                           ======                  ======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED SECURITIES DISTRIBUTIONS..............      1.03                    1.16
                                                           ======                  ======
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